Exhibit 10.11

NVENT MANAGEMENT COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of [_____________], 2018

TABLE OF CONTENTS

Section 1.	Name of Plan	1

Section 2.	General Definitions	1

Section 3.	Participation, Vesting and Benefit Service, and Rules Governing the Crediting of Service, Disability and the Determination of Compensation and Final Average Compensation	5
(a)	Participation	5
(b)	Vesting	6
(c)	Benefit Service	6
(d)	Service Credits	7
(e)	Disability	7
(f)	Compensation	9

Section 4.	Payments in the Event of Death Before the Benefit Commencement Date	9
(a)	General	9
(b)	Vested Participant	9
(c)	Amount and Timing of Benefit Payment	9
(d)	Beneficiary	10

Section 5.	Payment of Retirement Benefits	10
(a)	General	10
(b)	Lump Sum	10
(c)	Re-Employment after Commencement of Benefits	10
(d)	Death Before End of 180 Month Period	10
(e)	Beneficiary	11
(f)	Non-Alienation	11
(g)	Miscellaneous	12

Section 6.	Confidentiality, Covenants Not to Compete, and Non-Solicitation	13
(a)	General	13
(b)	Forfeiture and Other Remedies	13

Section 7.	Funding and Payment of Benefits	14
(a)	General	14
(b)	Employer Company	14
(c)	Participation by Other Group Members	14

Section 8.	Default	14

Section 9.	Administration of the Plan	15
(a)	General	15
(b)	Committee	15
(c)	Discretion	15

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(d)	Indemnity	15
(e)	Code Section 409A	16
(f)	Use of Professional Services	16
(g)	Communications	16

Section 10.	Effect of KEESA	16

Section 11.	Amendment or Termination	16
(a)	General	16
(b)	Limitation on Power to Amend or Terminate	17
(c)	Change in Control	17
(d)	Continuation of Plan Provisions	17

Section 12.	Claims	17
(a)	Filing Claims	17
(b)	Decision on Claim	18
(c)	Appeal of Denied Claim	18
(d)	Decision by Appeals Committee	18

Section 13.	Miscellaneous	18
(a)	Employer’s Rights	18
(b)	Interpretation	18
(c)	Withholding of Taxes	18
(d)	Offset for Amounts Due	19
(e)	Computational Errors	19
(f)	Requirement of Proof	19
(g)	Tax Consequences	19
(h)	Communications	19
(i)	Not Compensation Under Other Benefit Plans	19
(j)	Choice of Law	19
(k)	Savings Clause	20
(l)	Change in Control	20

SCHEDULE 1		21

SCHEDULE 2		22

TABLE 1		23

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NVENT MANAGEMENT COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1. Name of Plan. This plan shall be known as the nVent Management Company Supplemental Executive Retirement Plan.

Section 2. General Definitions. Unless the context requires otherwise, when used herein the terms listed below, when capitalized or applied to such capitalized terms, shall have the following meanings:

(1) “Adjustment Factor” is the factor used in adjusting the Pension Amount to reflect the period of time between the date a vested Participant Separates from Service and his or her Benefit Commencement Date. With respect to such a Participant who survives to his or her Benefit Commencement Date and who so separates:

(a)	on or after attaining age fifty-five (55), the Adjustment Factor is 1.03441 (i.e., the Pension Amount is adjusted to reflect the period beginning on the first day of the month next following the month in which the Participant Separates from Service to the Benefit Commencement Date); or

(b)	before attaining age fifty-five (55), the Adjustment Factor is the appropriate factor set forth in Table 1 to reflect the period beginning on the first day of the month next following the month in which the Participant Separates from Service and ending on the Benefit Commencement Date.

(2) “Administrator” is the Company.

(3) “Beneficiary” is a person entitled to receive any benefits payable under the Plan after a former Participant’s death.

(4) “Benefit Commencement Date” is generally the first day of the first month as of which a Participant’s Retirement Benefit is payable. For a vested Participant who Separates from Service on or after attaining age fifty-five (55), the Benefit Commencement Date is the first day of the month next following the six (6)-month anniversary of the date the Participant Separates from Service. For a vested Participant who Separates from Service before attaining age fifty-five (55), the Benefit Commencement Date is the later of the date described in the immediately preceding sentence and the first day of the month next following the month which includes his or her fifty-fifth (55th) birthday. For a Participant who becomes disabled, the Participant’s Benefit Commencement Date shall be the first day of the month next following the month in which the Participant’s sixty-fifth (65th) birthday occurs, as provided in Section 3(e).

(5) “Benefit Service” is the number of Years of Service, beginning with the calendar year which includes the individual’s Benefit Service Date, during which an individual completes 1,000 Hours of Service as an Eligible Employee. “Benefit Service” includes any Benefit Service credited for Participants under the Prior Plan immediately prior to the Effective Date.

(6) “Benefit Service Date” is the date from and after which an individual may earn Benefit Service. An individual’s Benefit Service Date shall be the date listed on Schedule 1 (which is the “Benefit Service Date” of such Participant as provided under the Prior Plan).

(7) “Board” is the Board of Directors of the Parent.

(8) “Change in Control” is a change in control as defined in the KEESA.

(9) “Code” is the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall be deemed to refer to any successor provision thereto and the regulations promulgated thereunder.

(10) “Committee” is the Compensation Committee of the Board. If the Committee is not in existence, then all references to the Committee herein shall mean the Board.

(11) “Company” is nVent Management Company or any successor thereto.

(12) “Compensation” is any item or class of remuneration or part thereof listed or described in the left-hand column of Schedule 2 and not any such items listed or described in the right-hand column of Schedule 2. In the event a remuneration item is not listed or described in Schedule 2, the Administrator shall determine whether such item is included or excluded from Compensation by taking into account the nature of the item and its similarity to an item which is so listed. “Compensation” includes any Compensation credited for Participants under the Prior Plan immediately prior to the Effective Date.

(13) “Conversion Factor” is the factor used to convert the Pension Amount into the Monthly Installment and shall be 113.4.

(14) “Covered Termination” is a covered termination, as defined in the KEESA, which entitles the Participant to a termination payment pursuant to Sections 8 and 9(a) of the KEESA.

(15) “Disabled” or “Disability” is a physical or mental condition, resulting from physical or mental sickness or injury, which prevents the individual from engaging in any substantial gainful activity, and which condition can be expected to last for a continuous period of not less than twelve (12) months.

(16) “Effective Date” is [__________], 2018, the effective date of the consummation of the separation and distribution of the electrical business into a newly incorporated public company, pursuant to the Separation and Distribution Agreement by and between Pentair plc and nVent Electric plc, dated as of [__________], 2018.

(17) “Eligible Employee” is an individual who, on or after the Effective Date, is a Participant and who meets the following requirements: (i) is a full time employee of a Group member, (ii) is a citizen or lawful permanent resident of the United States, and (iii) is either (x) an officer of the Parent appointed by the Board or (y) the President of a substantial, operating Group member other than the Parent or comparable position (e.g., head of a major operating division of a Group member); provided, however, the Committee may waive prospectively the requirement that an individual be a U.S. citizen or lawful permanent resident and, with respect to such an individual and to the extent otherwise consistent with Plan terms, may modify other aspects of the Plan if, in the Committee’s sole discretion, such waiver or modification, or both, is appropriate under the circumstances and given tax and other governmental regulatory provisions applicable to such individual and his or her Employer Company.

(18) “Employer Company” is the Group member which employs a Participant as of the date the Participant has a Separation from Service or otherwise terminates all Group employment due to death or Disability.

(19) “ERISA” is the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA shall be deemed to include any successor provision thereto and the regulations promulgated thereunder.

(20) “Final Average Compensation” is the average Compensation determined by averaging Compensation in those five (5) consecutive calendar years out of the last ten (10) consecutive calendar years, ending with the calendar year which ends coincident with or immediately preceding the date the Participant has a Separation from Service or otherwise ceases to be an Eligible Employee, whichever occurs first, for which the average Compensation is the highest. For this purpose, service with Pentair, Inc. and its affiliates prior to the Effective Date shall be treated as service under this Plan.

Notwithstanding the immediately preceding paragraph, Final Average Compensation shall not be less than the average Compensation for the sixty (60) months immediately preceding the date the Participant has a Separation from Service or otherwise ceases to be an Eligible Employee, whichever occurs first, determined as the sum of Compensation in the final calendar year of such employment plus Compensation in each of the four (4) calendar years preceding the final calendar year of such employment plus a percentage of the Compensation for the entire fifth calendar year preceding the final calendar year of such employment; such percentage shall be determined as twelve minus the number of full calendar months for which Compensation was payable in the final calendar year of such employment divided by the number of months for which Compensation was paid in the fifth calendar year preceding the final calendar year of such employment.

If the Participant’s relevant Compensation history is for less than the stated period of time (e.g., less than five (5) years; less than ten (10) years), then such actual period shall be substituted in determining Final Average Compensation (e.g., if the individual has six (6) years of Compensation history, the high five (5) consecutive years within such six (6) years shall be used in determining the average; if the individual has three (3) years of Compensation history, all such Compensation shall be used in determining the average).

(21) “Group” is the Company and, except as prescribed by the Administrator, each other corporation or unincorporated business which is a member of a controlled group of corporations or a group of trades or businesses under common control (within the meaning of Code section 414(b) or (c)) which includes the Company, but with respect to other business entities during only the periods of such common control with the Company.

(22) “Hour of Service” is each hour which an individual is paid or entitled to payment from a Group member for (i) the performance of duties as its employee and (ii) reasons related to such employment but other than for the performance of duties, such as vacation, illness, jury duty, military duty or leave of absence other than (x) payments made or due under a plan maintained solely to comply with worker’s compensation, unemployment compensation, or disability insurance laws, or (y) payments made solely for reimbursement of medical or medically related expenses; provided, however, no more than 501 Hours of Service shall be credited under clause (ii) immediately preceding for any single continuous period during which no duties as such an employee are performed. An individual shall not receive duplicate Hour of Service credits for the same period of service or absence. Hours of Service credited to a Participant under the Prior Plan for the period from January 1, 2018 through the Effective Date shall be counted as Hours of Service hereunder.

Regardless of the actual number of Hours of Service completed during a year, in determining whether 1,000 Hours of Service have been completed during a calendar year an individual shall be credited with forty-five (45) Hours of Service for each calendar week the individual is otherwise credited with an Hour of Service pursuant to the immediately preceding paragraph.

(23) “KEESA” is the Key Executive Employment and Severance Agreement, if any, in effect for the Participant.

(24) “Monthly Installment” is a monthly payment, commencing as of the Participant’s Benefit Commencement Date, payable for one hundred eighty (180) consecutive months, and shall be determined by dividing the Participant’s Pension Amount by the Conversion Factor, with such monthly payment rounded to the nearest whole dollar amount.

(25) “Parent” is nVent Electric plc, an Irish company, or any successor thereto.

(26) “Participant” is an employee of a Group Member who was a Participant in the Prior Plan immediately prior to the Effective Date. Such an individual remain a Participant, except as provided in Section 3, until the first to occur of his or her death, Disability, or Separation from Service; provided, however, if the individual has a non-forfeitable right to a Retirement Benefit as of the date he or she incurs such an event (determined without regard to the forfeiture provision of Section 6(b) unless such section has been actually enforced as to such individual), then absent death the individual shall remain a Participant until the individual has received his or her entire Retirement Benefit or the Retirement Benefit has been forfeited as provided for in Section 6(b).

(27) “Participation Date” is a Participant’s “Participation Date” as provided under the Prior Plan.

(28) “Pension Amount” is an amount equal to the Participant’s Final Average Compensation multiplied by fifteen percent (15%) multiplied by the Participant’s Benefit Service, with such amount then multiplied by the Adjustment Factor if the Participant Separates from Service and survives to his or her Benefit Commencement Date.

(29) “Plan” is the retirement plan herein described. When this term is modified by or with reference to a certain date (e.g., Plan as in effect before year XXXX), it shall refer to the Plan as described in the Plan document in effect for the period referenced.

(30) “Prior Plan” is the Pentair, Inc. Supplemental Executive Retirement Plan, as in effect immediately prior to the Effective Date.

(31) “Retirement Benefit” is the monthly retirement benefit payable under the Plan as the Monthly Installment.

(32) “Spouse” is an individual whose marriage to a Participant is recognized under the laws of the United States (or any one of the states) and who is considered the Participant’s spouse by the Internal Revenue Service for purposes of the Code.

(33) “Separates from Service” or “Separation from Service” is the termination of employment as an employee, from all business entities that comprise the Group, for reasons other than death or Disability. A Participant will be deemed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Group permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Group during the immediately preceding thirty-six (36) month period (or such lesser period of service). Notwithstanding the foregoing, a Participant on a bona fide leave of absence from the Group shall be considered to have incurred a Separation from Service no later than the six (6) month anniversary of the absence (or twenty-nine (29) months in the event of an absence due to a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position or a substantially similar position) or the end of such longer period during which the individual has the right by law or agreement to return to employment upon the expiration of the leave. Notwithstanding the foregoing, if following the Participant’s termination of employment from the Group the Participant becomes a non-employee director or becomes or remains a consultant to the Group, then the date of the Participant’s Separation from Service may be delayed until the Participant ceases to provide services in such capacity to the extent required by Code section 409A.

(34) “Year of Service” is a calendar year in which an individual completes 1,000 Hours of Service. “Year of Service” includes any Years of Service credited for Participants under the Prior Plan immediately prior to the Effective Date.

Section 3. Participation, Vesting and Benefit Service, and Rules Governing the Crediting of Service, Disability and the Determination of Compensation and Final Average Compensation.

(a) Participation.

(1) General. The primary purpose of the Plan is to provide supplemental retirement benefits to Participants, including benefits accrued for such individuals under the Prior Plan as of the Effective Date. It is intended that such employees constitute a select group of management or highly paid employees, within the meaning of ERISA section 201(2), of the Group.

Because the Plan is described in ERISA section 201(2), and other ERISA provisions corresponding thereto, certain provisions of ERISA do not apply to it and the benefits earned thereunder, including the provisions of Parts 2, 3, and 4 of Title I of ERISA relating to participation and vesting, funding, and fiduciary responsibilities, respectively. In addition, the Plan is not a tax-qualified plan under the Code, and thus the Plan and benefits paid hereunder are not subject to certain rules which apply to benefits payable under such qualified plans including the annual compensation and benefit limits under Code sections 401(a)(17) and 415, respectively, and the manner in which a Participant’s or Beneficiary’s Plan benefits are subject to income tax.

(2) Participants. The Participants and their Participation and Benefit Service Dates are listed on Schedule 1.

(b) Vesting.

(1) General. Except as otherwise expressly provided herein, all benefits otherwise payable under the Plan to or with respect to a Participant shall be forfeited if the Participant has a Separation from Service before completing five (5) Years of Service.

(2) Death or Disability. A Participant who dies or becomes Disabled while employed by a Group member shall be fully vested in his or her Retirement Benefit.

(3) Automatic Acceleration of Vesting. If a Participant has a Covered Termination under his or her KEESA, then immediately before such termination the Participant shall be considered fully vested in his or her Retirement Benefit.

(4) Other Forfeiture. Notwithstanding the foregoing provisions of this Section 3(b), except as otherwise provided under the Plan, all benefits otherwise payable under the Plan to or with respect to a Participant or former Participant shall be subject to forfeiture to the extent provided in Section 6(b).

(c) Benefit Service. (1) Benefit Service Date. The Benefit Service Date of each Participant shall be the date listed on Schedule 1 for such individual and such date may precede the individual’s Participation Date.

(2) Benefit Service. An individual who ceases to be a Participant by reason of death while an Eligible Employee shall be considered to have completed a Year of Service in the year of death for purposes of determining the Benefit Service earned by such individual, regardless of the actual Hours of Service credited for such year.

(3) Benefit Service Upon a Covered Termination. If a Participant incurs a Covered Termination, then immediately before such termination the Participant shall be credited with additional Years of Service for determining Benefit Service equal to the lesser of (i) three (3) and (ii) the greater of (x) seven (7) minus the Benefit Service credited to such Participant under the Plan, determined without regard to this Section 3(c)(3), as of the first day of the Plan Year beginning immediately after such termination and (y) zero (0). The Benefit Service provided for by this Section 3(c)(3) shall be in addition to a Participant’s Benefit Service under the Plan determined without regard to this Section 3(c)(3).

(d) Service Credits.

(1) General. Subject to other Plan provisions, a Participant’s Years of Service shall be based upon the completion of 1,000 Hours of Service during a calendar year.

(2) No Vesting Service Before Participation Date. No Year of Service completed before the calendar year which includes an individual’s Participation Date shall be considered for purposes of applying Section 3(b)(1).

(3) Non-Duplication of Service Credit. In no event shall a Participant be credited for more than one (1) Year of Service with respect to any one (1) calendar year. In the event service credit for a period must be provided under the Plan by reason of applicable law (e.g., USERRA) and such credit duplicates service credit otherwise provided under the Plan, then the service crediting provision which is most beneficial to the Participant under the circumstances shall be applied but without duplication of service credit for the same period.

(4) Leaves of Absence. In the sole discretion of the Committee, a Participant may be granted service credit for a period of absence from active employment due to illness, personal circumstances, or such other events as the Committee may authorize under the circumstances and in such amount, manner or type of service credit as the Committee deems appropriate under the circumstances, but in no event shall such service credit duplicate any such credit otherwise provided under the Plan for the same period or extend beyond the date the Participant Separates from Service.

(5) Break in Service. Except as determined in the discretion of the Committee, if a Participant Separates from Service before he or she has a nonforfeitable right to a Retirement Benefit by reason of Section 3(b)(1) and thereafter returns to employment as an Eligible Employee, all service credits earned prior to such termination shall be ignored and the individual’s service credits shall be determined as if he or she had not been previously employed by any Group member.

(6) Transfer. If an individual becomes a Participant and subsequently, and without a Separation from Service, is employed with a Group member as other than an Eligible Employee, then upon the occurrence of such event the individual shall cease all active participation under the Plan (e.g., he or she will no longer accrue benefits under the Plan). Such an individual shall continue to be covered by the Plan with respect to determining his or her vesting rights and for purposes of applying Plan provisions related to the payment of nonforfeitable benefits.

(e) Disability.

(1) General. This Section describes a special service credit and other rules which apply to a Participant who becomes Disabled before age sixty-five (65) and while he or she is an Eligible Employee (i.e., a “Disabled Participant”). In no event shall a Participant be considered Disabled until and unless he or she supplies all information and takes all acts (e.g., submits to medical examinations) reasonably requested by the Administrator to establish the fact of his or her Disability.

(2) Credit for Benefit Service. A Disabled Participant shall receive credit for Benefit Service during the Disability period. This service credit shall be determined, without duplication of other service credit provided under the Plan for the same period, based upon the complete whole years (with fractional years being rounded to the nearest whole year) which elapse during the Disability period. The Disability period shall begin on the date of Disability as determined by the Administrator, taking into account any applicable waiting period (e.g., end of short-term disability period) prescribed by the Administrator for this purpose, and shall end on the earliest of (i) the date the Participant is no longer Disabled or is considered not to be Disabled, (ii) the date the Disabled Participant attains age sixty-five (65), and (iii) the date of the Participant’s death.

(3) Final Average Compensation. A Participant’s Final Average Compensation, determined as of the beginning of the Disability period, shall not change during the Disability period. If a Disabled Participant recovers from the Disability before attaining age sixty-five (65) and returns to employment as an Eligible Employee, Final Average Compensation shall be determined as otherwise provided under the Plan and by assuming the Participant’s Compensation during the Disability period was equal to the Participant’s Final Average Compensation as of the beginning of the Disability period.

(4) Payment of Disability Benefit. A Disabled Participant shall be entitled to a Retirement Benefit commencing as of the first day of the calendar month next following the Participant’s attainment of age sixty-five (65), even if such individual recovers from such Disability prior to such date.

(5) Death During the Disability Period. If a Disabled Participant dies during the Disability period or the Disability Period ends by reason of attainment of age sixty-five (65) and the Disabled Participant dies before benefits commence, a death benefit shall be paid after such Disabled Participant’s death to the extent provided in Section 4.

(6) Proof of Disability. The Administrator shall determine whether and when a Participant is Disabled and may adopt such rules and procedures as it deems appropriate for this purpose. Once a Participant is determined to be Disabled, the Administrator may require the Participant to verify that he or she remains Disabled, and such verification may include requiring the Participant to submit to one or more medical examinations. If a Participant fails to supply information or take action as requested by the Administrator in order to determine whether the Participant is or remains Disabled, the Participant shall not be considered Disabled or shall be considered to have recovered from the Disability, as the case may be, except that in no event shall benefits commence prior to the Participant’s age sixty-five (65).

(f) Compensation.

(1) General. Compensation, and thereby Final Average Compensation, shall be determined solely with respect to such remuneration earned from and after a Participant’s Benefit Service Date and during the period of employment as an Eligible Employee (including periods of employment as an Eligible Employee under the Prior Plan). Subject to the provisions of Section 3(d)(6), in the event a Participant is employed with a Group member after ceasing to be an Eligible Employee, the Administrator shall determine the Compensation allocable to periods of such employment in each capacity in such manner as it deems reasonable in its sole discretion under the circumstances (e.g., allocation of incentive bonuses for the year in which an individual ceases to be an Eligible Employee).

(2) Determination. The amount of Compensation, and thereby Final Average Compensation, shall be as determined from the books and records of the employing Group member (or, if applicable for an Effective Date Participant, the books and records of Pentair, Inc.) and shall be determined on the basis of when the Compensation is paid to the Participant; provided, however, items of Compensation or portions thereof may be determined on the basis of when the item is earned (in which case the item or portion shall not be again counted as an item or portion of Compensation when paid) by the Participant if and to the extent the Administrator determines such treatment is appropriate under the circumstances (e.g., including incentive bonuses earned during the final year of employment as Compensation before such bonus is actually paid; including an amount deferred at the election of the Participant as Compensation when it otherwise would have been paid but for such election).

Section 4. Payments in the Event of Death Before the Benefit Commencement Date.

(a) General. This Section describes the pre-retirement death benefit payable under the Plan to a Beneficiary under circumstances where an individual, who was a Participant immediately before his or her death, dies before the Benefit Commencement Date.

(b) Vested Participant. No death benefit shall be payable pursuant to this Section 4 unless the deceased former Participant had a non-forfeitable interest in his or her Retirement Benefit (determined without regard to the forfeiture provision of Section 6(b) unless such section has been actually enforced as to such individual) as of the date of death or as a consequence of such death (e.g., death while in service with a Group member); provided, however, such a Participant who otherwise had such a non-forfeitable interest shall not be considered to have had such an interest if he or she is subsequently determined to have forfeited such benefit as provided for in Section 6(b), even if such action or determination is made after such Participant’s death.

(c) Amount and Timing of Benefit Payment.

(1) General. Except as otherwise provided herein, the benefit payable to the Beneficiary shall be determined by multiplying the Participant’s Pension Amount, determined as of the end of the month which includes the date of death and as if the Participant had not died, by the appropriate factor from Table 1 to reflect the period, if any, beginning on the first day of the calendar month next following the calendar month in which the Participant died and ending on the later of the first day of the third calendar month next following the calendar month of such Participant’s death and the first day of the calendar month immediately following the calendar month in which such Participant, had he or she survived, would have attained age fifty-five (55).

(2) Lump Sum. The death benefit provided under this Section 4 shall be paid to the Beneficiary in a lump sum within ninety (90) days following the date of the Participant’s death.

(d) Beneficiary. The identity of the Beneficiary and the rules with respect to the payment of benefits to such Beneficiary shall be as provided in Section 5.

Section 5. Payment of Retirement Benefits.

(a) General. The Participant shall be responsible for providing such information as the Administrator deems appropriate or useful for processing the payment of the Retirement Benefit. Unless and only to the extent there is a good faith dispute over the right to the Retirement Benefit or the amount due (and reasonable corresponding efforts to resolve same), the Retirement Benefit shall be paid commencing as of the Benefit Commencement Date based on the information reasonably available to the Administrator. If there is a delay in the actual commencement of the Retirement Benefit past the Benefit Commencement Date, the Benefit Commencement Date shall not change and the Participant shall be entitled to receive those benefits which would have been paid on or after such date, but for the delay, but without interest thereon.

(b) Lump Sum. Notwithstanding anything herein to the contrary, the Retirement Benefit shall be paid to the Participant in a lump sum on the Benefit Commencement Date if the Pension Amount payable hereunder is $150,000 or less as of the Benefit Commencement Date.

(c) Re-Employment after Commencement of Benefits.

(1) General. If a Participant has commenced receiving a Retirement Benefit and subsequent to such commencement again becomes an employee of a Group member, then payment of such benefit shall not cease during the period of re-employment by reason of such re-employment.

(2) Additional Benefit. In the event the Participant so returns to employment as an Eligible Employee, the Retirement Benefit and Section 4 death benefit payable, if any, for the period of such re-employment shall be determined and paid as if the Participant had no prior service with a Group member except all of such a Participant’s Years of Service, whether earned before or after such re-employment, shall be aggregated for purposes of applying Section 3(b)(1).

(d) Death Before End of 180 Month Period.

(1) Death After the Benefit Commencement Date. If a Participant to whom the Retirement Benefit is being paid dies after the Benefit Commencement Date and before the end of the one hundred eighty (180) month period over which such benefit is payable, the monthly benefit for the balance of such period shall continue to be paid to such Participant’s Beneficiary.

(2) Others. The benefit payable after the death of any former Participant not described in paragraph (1) immediately preceding shall be determined under Section 4.

(e) Beneficiary.

(1) General. Except as otherwise limited by paragraph (2) immediately following, a Participant may at any time and without the consent of any other person designate a Beneficiary, or change any such prior designation, entitled to receive any Plan benefits payable after the Participant’s death. No such purported designation shall be effective unless it is made in such form and manner as prescribed by the Administrator. No person shall be recognized as a Beneficiary unless and until such person provides such information or certifications as required under the circumstances by the Administrator. If there is a delay in the payment of the death benefit to the Beneficiary past the date otherwise provided under the Plan (e.g., there is a delay in determining the person entitled to receive such benefits), the Beneficiary shall be entitled to receive the benefit which would have been paid to such Beneficiary on or after such date, but for the delay, but without interest thereon. The last Beneficiary designation made by a Participant under the Prior Plan prior to the Effective Date, if any, shall automatically apply under this Plan on the Effective Date.

(2) Married Participants. The sole primary Beneficiary of (i) a Participant or former Participant who has a Spouse as of such Participant’s Benefit Commencement Date or (ii) a former Participant with respect to whom a benefit is payable under Section 4, and who is survived by a Spouse, shall be such Spouse. In the event such Spouse (x) waives the right to be the sole primary beneficiary of the Participant in such form and manner as prescribed by the Administrator, (y) does not survive such Participant under the circumstances described in clause (i) immediately preceding or (z) does not survive the one hundred eighty (180) month term certain period over which such benefits are payable, such Participant’s Beneficiary with respect to any benefits payable after such Participant’s death shall be determined as otherwise provided in this Section 5(e) without regard to this paragraph (2).

(3) Default Takers. If a Participant or former Participant fails to make a valid beneficiary designation, makes such a designation but is not survived by any of the persons named as a primary or contingent beneficiary, makes such a designation but the beneficiary named does not survive the period over which the benefits are paid and no other designated beneficiary is then entitled to the share of such deceased beneficiary, or makes such a designation but such designation does not effectively dispose of all benefits payable after such Participant’s death, then, and to the extent such benefits are payable after such Participant’s death, all such benefits shall be paid to the executor or personal representative of such Participant’s estate or, if there is no such person, then in accordance with the laws of intestate succession of the jurisdiction in which such Participant was domiciled as of the date of death.

(f) Non-Alienation. Except as otherwise provided under the Plan or as required under applicable law, unless otherwise determined by the Administrator, no right or benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void, and no such right or benefit shall be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person entitled to such right or benefit, and no such right or benefit shall be subject to garnishment, attachment, execution, or levy of any kind.

(g) Miscellaneous.

(1) Payment on Behalf of Incompetent Participants or Beneficiaries. If the Administrator shall determine a Participant or Beneficiary entitled to a distribution hereunder is incapable of caring for his or her own affairs because of illness or otherwise, it may direct that any Plan benefit payments be made in such shares as it shall determine, to the attorney-in-fact, Spouse, child, parent or other blood relative of such Participant or Beneficiary, or any of them, or to such other person or persons as the Administrator may determine, until such date as it shall determine such incapacity no longer exists; provided, however, the exercise of this discretion shall not cause an acceleration or delay in the time of payment of Plan benefits except to the extent, and only for the duration of, the time reasonably necessary to resolve such matters or otherwise protect the interests of the Plan and the Company. The Administrator shall be under no obligation to see to the proper application of the payments so made to such person or persons and any such payment shall be a complete discharge of any liability under the Plan to such Participant or Beneficiary, to the extent of such distribution.

(2) Mailing and Lapse of Payments. All payments under the Plan shall be delivered in person or mailed to the last address supplied to the Administrator by the Participant or Beneficiary, as the case may be. If after reasonable inquiry the Administrator cannot locate the person entitled to the Plan benefits, then payment of such benefits shall be suspended. If such person is thereafter located, however, then such suspension shall immediately cease and the person shall be entitled to receive all benefits he or she would otherwise have been entitled to receive under the Plan but for such suspension, but without interest thereon.

(3) Overpayment. If the benefits paid to any person exceed the benefits to which the person was actually entitled, then to the extent of such excess, and as and when payable, future benefits shall be reduced in such manner as the Administrator deems appropriate or, if such reduction is not possible, the Administrator may undertake such actions as it deems reasonable to recover the excess.

(4) Address and TIN. Each Participant or Beneficiary shall be responsible for furnishing the Administrator with his or her correct current address and taxpayer identification number.

(5) Requirement of Releases. If in the opinion of the Administrator, any present or former Spouse or dependent of a Participant or other person shall by reason of the law of any jurisdiction appear to have any bona fide interest in Plan benefits that may become payable to a Participant or with respect to a deceased Participant, or otherwise has asserted such a claim, the Administrator may direct such benefits be withheld pending receipt of such written releases as it deems necessary to prevent or avoid any conflict or multiplicity of claims with respect to the payment of such benefits, but only to the extent and for the duration reasonably necessary to resolve such matters or otherwise protect the interests of the Plan and the Company.

Section 6. Confidentiality, Covenants Not to Compete, and Non-Solicitation.

(a) General. Each Participant acknowledges that as a key executive of the Company or other Group member he or she has become familiar and will continue to be familiar with the trade secrets, know-how, executive personnel, strategies, other confidential information and data of the Group and its members. Each Participant further acknowledges that the financial security of the Group and the Parent’s shareholders depends in large part on the efforts of executives like the Participant, and that a basic premise for the Plan is to compensate such individuals for their efforts in causing the Group to grow and prosper, thereby helping to insure the Group’s financial future for years well beyond the individual’s period of service. Therefore, in consideration of the extension of the Plan to a Participant, he or she agrees that (i) after Separation from Service or other cessation of employment with all Group members he or she shall not (directly or indirectly), without the Company’s prior written consent, use or disclose to any other person any confidential information or data concerning the Company or other Group members (including the Parent) or former Group members, and (ii) for a period of three (3) years from such separation or cessation he or she shall not (directly or indirectly) and without the Company’s prior written consent:

(1)	own, manage, control, participate in, consult with or render services of any kind for any concern which engages in a business which is competitive with any business being conducted, or contemplated being conducted, by the Group as of the date of such separation or cessation;

(2)	become an employee or agent of any publicly traded corporation or other entity, or any division or subsidiary of such a corporation or entity, where more than 5% of such organization’s business is in competition with any business being conducted, or contemplated being conducted, by the Group as of the date of Separation from Service or other cessation of employment, unless the annual sales of such organization do not exceed $40 million;

(3)	participate in any plan or attempt to acquire the business or assets of the Group or control of the voting stock of any member thereof, or in any manner interfere with the control of the Company or the Parent, whether by friendly or unfriendly means; or

(4)	induce or attempt to induce any individual to leave the employ of the Company or other Group member or hire any such individual who approaches him or her for employment.

If at the time of enforcement of the terms of this Section 6, a court shall hold that the duration, scope or area of restriction stated herein are unreasonable under the circumstances then existing, the Eligible Employee agrees that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area.

(b) Forfeiture and Other Remedies. Upon any breach of the covenants described in this Section, all benefits then due under the Plan (and all benefits which otherwise would be due under the Plan in the future) to the Participant or his or her beneficiaries shall be forfeited. The covenants described in this Section run in favor of and shall be enforceable by the Company, the Parent or their respective assigns. The Company or the Parent shall be entitled to all legal and equitable remedies to prevent, cure and compensate for a breach of the covenants described herein, without posting of bond, and all such remedies shall be in addition to such forfeiture. By accepting coverage under the Plan, each Participant acknowledges and agrees that his or her breach of the covenants described in this Section 6 will result in irreparable harm to the Company or the Parent. Therefore, to remedy or prevent such a breach the Company or the Parent shall be entitled to enjoin the Participant from taking or failing to take such actions as will or which may be reasonably considered to cause such a breach, including an injunction to prevent the Participant from breaching the terms of this Section 6.

Section 7. Funding and Payment of Benefits.

(a) General. The Plan is an unfunded deferred compensation arrangement. No Group member shall establish or is required to establish any trust to fund benefits provided under the Plan, and no such member shall establish or is required to establish any type of earmarking or segregation of its assets to provide for such benefits. In the event of default of a Group member’s obligations hereunder, each Participant and his or her beneficiaries shall have no greater entitlements or security than does a general creditor of the Group member.

(b) Employer Company. Except as otherwise expressly provided herein, the Employer Company shall pay or provide for the payment of benefits hereunder. If the Employer Company does not timely pay such benefits, then the sole recourse of the claimant Participant or Beneficiary is against such Employer Company and no other member of the Group shall be responsible to pay or provide for the payment of such benefits or be liable for the nonpayment thereof.

(c) Participation by Other Group Members. A member of the Group may join in this Plan by adopting a written resolution of its board of directors, and delivering such resolution to the Administrator. Any Group member, other than the Company, may end its participation under the Plan by a written resolution of its board of directors delivered to the Committee, provided, however, that no such resolution ending participation shall be effective until thirty (30) days after it is received by the Administrator. By agreeing to join in the Plan, each Group member agrees to pay or provide for the payment of benefits hereunder to those Participants and their beneficiaries with respect to whom such member is the Employer Company. No such member, other than the Company, shall have any power or authority to terminate, amend, administer, modify, or interpret the Plan, all such powers being reserved to the Administrator and the Committee.

Section 8. Default. Should the Employer Company fail to pay when due any benefit under the Plan to or with respect to a Participant or Beneficiary and such failure to pay continues for a period of sixty (60) days from receipt of a written notice of nonpayment from the affected Participant or Beneficiary, the Employer Company shall be in default hereunder and shall pay to the Participant or Beneficiary the benefits past due and, by the end of the year next following the year incurred, the reasonable costs of collection of any such amount, including reasonable attorney’s fees and costs, so long as such costs are submitted by or on behalf of the Participant or Beneficiary to reasonably allow that timely reimbursement; provided, however, if the Administrator in good faith disputes the amount of such benefit due or whether a person is entitled to such a benefit, then to the extent and duration of such a dispute the Employer Company shall not be considered in default hereunder; provided further, however, upon a Change in Control a Participant for whom and while a Covered Termination may occur, shall be entitled to payment or reimbursement of such costs of collection as provided under Section 13(l).

Section 9. Administration of the Plan.

(a) General. The Company, through its designated officers and agents, shall be the Administrator and thereby handle the day-to-day administration of the Plan and such other administrative duties as are allocated to the Administrator under the Plan. All such administrative duties and powers shall be performed by and rest in the Company’s chief human resources officer (or persons designated by such individual). Except as otherwise provided under the Plan, the Administrator shall:

(1)	determine the rights and benefits of individuals and other persons under the Plan;

(2)	interpret, construe, and apply the provisions of the Plan;

(3)	process and direct the payment of Plan benefits;

(4)	adopt such forms as it deems appropriate or desirable to administer the Plan and pay benefits thereunder; and

(5)	adopt such rules and procedures as it deems appropriate or desirable to administer the Plan.

(b) Committee. The Committee shall exercise such powers as are allocated to it under the Plan and shall be empowered to direct other persons as to Plan administration, and its directions shall be followed to the extent consistent with the powers delegated to the Committee and not otherwise contrary to the provisions of the Plan.

(c) Discretion. In exercising their powers and duties under this Section, and their other powers and duties granted under the Plan, the Committee and the Administrator and each member or delegate thereof is granted such discretion as is appropriate or necessary to carry out such duties and powers. This discretion necessarily follows from the fact that the Plan does not, and is not intended to, prescribe all rules necessary to administer the Plan or anticipate all circumstances or events which may arise in the course of such administration.

(d) Indemnity. No member of the Committee or person acting on behalf of the Administrator shall be subject to any liability with respect to the performance of his or her duties under the Plan or a related document unless he or she acts fraudulently or in bad faith. The Company shall indemnify and hold harmless the members of the Committee and the Company’s officers and employees, and the officers and employees of another Group member, from any liability with respect to the performance of their duties under the Plan, unless such duties were performed fraudulently or in bad faith. Such indemnification shall cover any and all reasonable attorneys’ fees and expenses, judgments, fines and amounts paid in settlement, but only to the extent such amounts are actually and reasonably incurred, not otherwise paid or reimbursable under an applicable employer paid insurance policy, and not duplicative of other payments made or reimbursements due by the Company or its affiliates under other indemnity agreements.

(e) Code Section 409A. The Plan shall be administered, and the Administrator and the Committee shall exercise their discretionary authority under the Plan, in a manner consistent with Code section 409A and Treasury Regulations and other applicable guidance thereunder. Any permissible discretion to accelerate or defer a Plan payment under such Regulations, the power which to exercise is not otherwise described expressly in the Plan, shall be exercised by the Committee. Any other discretion with respect to, or which directly or indirectly impact, the application of Code section 409A, the exercise of which is not expressly lodged in the Committee, shall be exercised by the Administrator. In the event the matter over which such discretion may be exercised relates to a Committee member or a delegate of the Administrator, or such member or delegate is otherwise unable to freely exercise such discretion, such member or delegate shall not take part in the deliberations and decisions regarding that matter.

(f) Use of Professional Services. The Administrator and the Committee may obtain the services of such attorneys, accountants, record keepers or other persons as it deems appropriate, any of whom may be the same persons who are providing services to the Company or other Group member. In any case in which the Administrator and the Committee utilizes such services, it shall retain exclusive discretionary authority and control over the administration and operation of the Plan.

(g) Communications. Requests, claims, appeals, and other communications related to the Plan shall be in writing and shall be made by transmitting the same via the U.S. Mail to the Company’s chief human resources officers, at the Company’s corporate headquarters address.

Section 10. Effect of KEESA. If a Participant incurs a Covered Termination, then as or with respect to that Participant:

(i)	notwithstanding the provisions of Section 6, the scope or duration (or both) of such Participant’s covenants under Section 6 shall be no greater or longer than similar covenants provided for in such Participant’s KEESA and, to the extent there are no such similar covenants in such Participant’s KEESA, then Section 6 shall be void and of no force and effect; and

(ii)	in the case of any conflict between the terms and provisions of this Plan and the terms and provisions of such Participant’s KEESA, the terms of such Participant’s KEESA shall control to the extent more beneficial to such Participant, and the obligations of the Company under such KEESA shall be in addition to any of its obligations under the Plan.

Section 11. Amendment or Termination.

(a) General. This Plan may be terminated or amended, in whole or in part, at any time by written resolution of the Board of Directors of the Company. Any such action may apply to the Plan as a whole, or any individual Participant or group of Participants. Except as provided in Section 11(b) and (c), any such action may reduce or eliminate (retroactively or prospectively, or both) any benefits under the Plan that otherwise would be payable but for such action.

(b) Limitation on Power to Amend or Terminate. (1) Vested Participants. As to any Participant who has earned a non-forfeitable Retirement Benefit (determined without regard to Section 6) before the date the Plan is amended or terminated (or, if later, before the date such action is effective), no such amendment or termination shall (without the specific written consent of the Participant):

(i)	reduce the Retirement Benefit earned by the Participant;

(ii)	reduce the amount of Retirement Benefit then being paid to a Participant; or

(iii)	terminate, amend, or otherwise change the liability of the Company, Employer Company, or other person to pay or provide for the payment of Retirement Benefits protected under clauses (i) and (ii) immediately preceding.

(2) Beneficiaries. As to any former Participant who has died before the date the Plan is amended or terminated (or, if later, before the date such action is effective), no such amendment or termination shall (without the specific written consent of such Participant’s Beneficiary):

(i)	reduce the amount of Plan benefits to which such Beneficiary is entitled or change the form in which benefits are payable; or

(ii)	terminate, amend, or otherwise change the liability of the Company, Employer Company, or other person to pay or provide for the payment of benefits protected under clause (i) immediately preceding.

(c) Change in Control. In addition to the limitations described in Section 11(b), upon a Change in Control and with respect to a Participant for whom a Covered Termination has or may occur, then without the specific written consent of the Participant (or Beneficiary in the event of the Participant’s death), the Plan as in existence immediately prior to the Change in Control may not be (directly or indirectly) terminated, amended, or otherwise changed in any substantive respect during the three year period beginning with the date of the Change in Control, but only with respect to such individual. The prohibition herein described shall apply to any action which affects or is intended to affect the terms and provisions of the Plan as then in effect during such three year period, regardless of when made or effective.

(d) Continuation of Plan Provisions. To the extent that any Plan benefits, and rights and obligations allocable thereto, are protected under Section 11(b) and (c), then as to the persons described in Section 11(b) and (c) the Plan shall continue in force and effect, as if no such amendment or termination had occurred, until such benefits are fully paid or fully provided for to such persons.

Section 12. Claims.

(a) Filing Claims. A Participant or Beneficiary (or a person who in good faith believes he or she is a Participant or Beneficiary, i.e., a “claimant”) who believes he or she has been wrongly denied benefits under the Plan may file a written claim for benefits with the Administrator. Although no particular form of written claim is required, no such claim shall be considered unless it provides a reasonably coherent explanation of the claimant’s position.

(b) Decision on Claim. The Administrator shall in writing approve or deny the claim within sixty (60) days of receipt, provided that such sixty (60) day period may be extended for reasonable cause by notifying the claimant. If the claim is denied, in whole or in part, the Administrator shall provide notice in writing to the claimant, setting forth the following:

(1)	the specific reason or reasons for the denial;

(2)	a specific reference to the pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

(4)	the steps to be taken if the claimant wishes to appeal the decision to the Committee.

(c) Appeal of Denied Claim. (1) Filing Appeals. A claimant whose claim has been denied in whole or in part may appeal such denial to the Committee by filing a written appeal with the Administrator within sixty (60) days of the date of the denial. A decision of the Administrator which is not appealed within the time herein provided shall be final and conclusive as to any matter which was presented to the Administrator.

(2) Rights on Appeal. A claimant (or a claimant’s duly authorized representative) who appeals the Administrator’s decision shall, for the purpose of preparing such appeal, have the right to review any pertinent Plan documents, and submit issues and comments in writing to the Committee.

(d) Decision by Appeals Committee. The Committee shall make a final and full review of any properly appealed decision of the Administrator within sixty (60) days after receipt of the appeal, provided that such period may be extended for reasonable cause by notifying the claimant. The Committee’s decision shall be in writing and shall include specific reasons for its decisions and specific references to the pertinent Plan provisions on which its decision is based.

Section 13. Miscellaneous.

(a) Employer’s Rights. The right of a Group member to discipline or discharge employees or to exercise rights related to the tenure of employment shall not be adversely affected in any manner by reason of the existence of the Plan or any action hereunder.

(b) Interpretation. Section and subsection headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any Section or subsection. Masculine gender shall include the feminine, and vice versa, and singular shall include the plural, and vice versa, unless the context clearly requires otherwise.

(c) Withholding of Taxes. All benefits earned under the Plan or the payment of such benefits, as the case may be, shall be subject to withholding for federal, state, local and other taxes as required by law. If and to the extent any such withholding is required before such benefits are paid to the Participant or Beneficiary, such withholdings shall be made from amounts otherwise payable to such person by a Group member (e.g., salary). If no such other amounts are available to satisfy such withholdings, the Company may reduce the Participant’s Retirement Benefit by the amount needed to pay the Participant’s portion of such tax, plus, with respect to a distribution for FICA taxes, an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the section 3401 wages and taxes, but no greater than the aggregate of the FICA amount and the income tax withholding related to such FICA amount.

(d) Offset for Amounts Due. A Participant’s Retirement Benefit may be reduced by one or more offsets to repay any amounts then due and owing by the Participant to a Group member, unless another means of repayment is agreed to by the Administrator. Except for the right to immediate offset by reduction of the vested Pension Amount for an amount up to $5,000, or such higher amount as allowed in Treasury Regulations under Code section 409A or other applicable guidance, no such offset shall be made before an amount is scheduled to be paid to the Participant or Beneficiary and the amount then offset shall not exceed the amount that would be then otherwise paid.

(e) Computational Errors. In the event mathematical, accounting, actuarial or other errors are made in administration of the Plan, the Administrator may make equitable adjustments, which adjustments may be retroactive, to correct such errors. Such adjustments shall be conclusive and binding on all Participants and Beneficiaries.

(f) Requirement of Proof. In discharging their duties and responsibilities under the Plan, the Administrator and the Committee may require proof of any matter concerning this Plan, and no person shall acquire any rights or be entitled to receive any benefits under this Plan until such proof is furnished.

(g) Tax Consequences. Neither the Company nor any other Group member represents or guarantees that any particular federal, foreign, state or local income, payroll, or other tax consequence will result from participation in this Plan or payment of benefits under the Plan.

(h) Communications. The Administrator shall prescribe the forms of communication, including forms for benefit application and the like, with respect to the Plan as it deems appropriate. Any such communication and assent or consent thereto may be handled by electronic means.

(i) Not Compensation Under Other Benefit Plans. No amounts paid or payable to a Participant under the Plan shall be deemed to be salary or compensation for purposes of any other employee benefit plan of the Company or any other Group member except as and to the extent otherwise specifically provided in such other plan.

(j) Choice of Law. To the extent not preempted by ERISA or any other federal statute, the construction and interpretation of the Plan shall be governed by the laws of the State of Minnesota, without reference to conflict of law principles thereof.

(k) Savings Clause. Should any valid federal or state law or final determination of any agency or court of competent jurisdiction affect any provision of this Plan, the Plan provisions not affected by such determination shall continue in full force and effect.

(l) Change in Control. A Participant, with a KEESA in effect at the time of a Change in Control, shall be entitled to adjudicate any dispute regarding his or her benefits or rights and entitlements under the Plan, after compliance to the extent necessary with the claim procedures under Section 12, in the forums and venues as provided in Section 22 of the KEESA, and shall be entitled to payment or reimbursement of costs and expenses related to such adjudication as provided in Section 15 of the KEESA.

The undersigned, by the authority of the Board of Directors of nVent Management Company, does hereby approve the form and content of this Plan document.

Dated:

SCHEDULE 1

Participant

Name	Current Position	Participation Date	Benefit Service Date
Beth Wozniak	Chief Executive Officer	9/14/15	9/14/15

SCHEDULE 2

Items Included
Base salary or wages, including such salary or wages deferred at the election of an individual under the Pentair, Inc. Non-Qualified Deferred Compensation Plan

401(k) plan before-tax and after-tax employee contributions

Section 125 plan (flexible benefit plan) pre-tax employee contributions

Employee Stock Purchase and Bonus Plan employer bonus contributions

Management Incentive Plan (or successor plan) bonus, including such bonus deferred at the election of an individual under the Pentair, Inc. Non-Qualified Deferred Compensation Plan

Holiday pay

Sick leave pay

Bereavement pay

Jury duty pay

Military pay

Gain-sharing payments

Profit-sharing payments

Short-term disability benefits

Perquisites

Items Excluded
Cash payments made and property or rights in property other than cash granted under or pursuant to the Omnibus Stock Incentive Plan or successor plan

Special awards under the Management Incentive Plan or successor plan

Severance pay

Moving expense reimbursements

Employee business expense reimbursements

Tuition reimbursement

Adoption assistance payments

Computer hardware and software purchase reimbursements

Special cash awards

Foreign duty pay enhancements

Except as expressly provided in the column immediately to the left, amounts contributed to (e.g., deferred salary) or received under or pursuant to non-qualified deferred compensation arrangements including, but not limited to, the Pentair, Inc. Non-Qualified Deferred Compensation Plan

Except as expressly provided in the column immediately to the left, all contributions (other than after-tax employee contributions) to and all benefits received under a tax-qualified plan

TABLE 1

Deferral Percent (in months)	Adjustment Factor	Deferral Percent (in months)	Adjustment Factor	Deferral Percent (in months)	Adjustment Factor	Deferral Percent (in months)	Adjustment Factor	Deferral Percent (in months)	Adjustment Factor	Deferral Percent (in months)	Adjustment Factor
0	1.00000	60	1.40255	120	1.96715	180	2.75903	240	3.86968	300	5.42743
1	1.00565	61	1.41048	121	1.97827	181	2.77463	241	3.89156	301	5.45812
2	1.01134	62	1.41846	122	1.98946	182	2.79032	242	3.91357	302	5.48898
3	1.01706	63	1.42648	123	2.00071	183	2.80610	243	3.93570	303	5.52002
4	1.02281	64	1.43454	124	2.01202	184	2.82196	244	3.95795	304	5.55123
5	1.02859	65	1.44265	125	2.02340	185	2.83792	245	3.98033	305	5.58262
6	1.03441	66	1.45081	126	2.03484	186	2.85396	246	4.00283	306	5.61418
7	1.04026	67	1.45901	127	2.04634	187	2.87010	247	4.02547	307	5.64592
8	1.04614	68	1.46726	128	2.05791	188	2.88633	248	4.04823	308	5.67785
9	1.05205	69	1.47556	129	2.06955	189	2.90265	249	4.07112	309	5.70995
10	1.05800	70	1.48390	130	2.08125	190	2.91906	250	4.09413	310	5.74223
11	1.06398	71	1.49229	131	2.09302	191	2.93557	251	4.11728	311	5.77470
12	1.07000	72	1.50073	132	2.10485	192	2.95216	252	4.14056	312	5.80735
13	1.07605	73	1.50922	133	2.11675	193	2.96886	253	4.16397	313	5.84019
14	1.08213	74	1.51775	134	2.12872	194	2.98564	254	4.18752	314	5.87321
15	1.08825	75	1.52633	135	2.14076	195	3.00252	255	4.21119	315	5.90642
16	1.09441	76	1.53496	136	2.15286	196	3.01950	256	4.23500	316	5.93981
17	1.10059	77	1.54364	137	2.16503	197	3.03657	257	4.25895	317	5.97340
18	1.10682	78	1.55237	138	2.17728	198	3.05374	258	4.28303	318	6.00717
19	1.11307	79	1.56114	139	2.18959	199	3.07101	259	4.30725	319	6.04114
20	1.11937	80	1.56997	140	2.20197	200	3.08837	260	4.33160	320	6.07530
21	1.12570	81	1.57885	141	2.21442	201	3.10583	261	4.35609	321	6.10965
22	1.13206	82	1.58778	142	2.22694	202	3.12340	262	4.38072	322	6.14419
23	1.13846	83	1.59675	143	2.23953	203	3.14106	263	4.40549	323	6.17893
24	1.14490	84	1.60578	144	2.25219	204	3.15882	264	4.43040	324	6.21387
25	1.15137	85	1.61486	145	2.26493	205	3.17668	265	4.45545	325	6.24900
26	1.15788	86	1.62399	146	2.27773	206	3.19464	266	4.48064	326	6.28433
27	1.16443	87	1.63317	147	2.29061	207	3.21270	267	4.50598	327	6.31987
28	1.17101	88	1.64241	148	2.30356	208	3.23087	268	4.53146	328	6.35560
29	1.17764	89	1.65169	149	2.31659	209	3.24913	269	4.55708	329	6.39154
30	1.18429	90	1.66103	150	2.32969	210	3.26750	270	4.58284	330	6.42767
31	1.19099	91	1.67042	151	2.34286	211	3.28598	271	4.60876	331	6.46402
32	1.19772	92	1.67987	152	2.35610	212	3.30456	272	4.63481	332	6.50057
33	1.20450	93	1.68937	153	2.36943	213	3.32324	273	4.66102	333	6.53732
34	1.21131	94	1.69892	154	2.38282	214	3.34203	274	4.68737	334	6.57428
35	1.21816	95	1.70853	155	2.39630	215	3.36093	275	4.71388	335	6.61146
36	1.22504	96	1.71819	156	2.40985	216	3.37993	276	4.74053	336	6.64884
37	1.23197	97	1.72790	157	2.42347	217	3.39904	277	4.76733	337	6.68643
38	1.23894	98	1.73767	158	2.43717	218	3.41826	278	4.79429	338	6.72424
39	1.24594	99	1.74750	159	2.45095	219	3.43759	279	4.82140	339	6.76226
40	1.25299	100	1.75738	160	2.46481	220	3.45703	280	4.84866	340	6.80049
41	1.26007	101	1.76731	161	2.47875	221	3.47657	281	4.87607	341	6.83894
42	1.26719	102	1.77731	162	2.49276	222	3.49623	282	4.90364	342	6.87761
43	1.27436	103	1.78735	163	2.50686	223	3.51600	283	4.93137	343	6.91650
44	1.28156	104	1.79746	164	2.52103	224	3.53588	284	4.95925	344	6.95561
45	1.28881	105	1.80762	165	2.53529	225	3.55587	285	4.98729	345	6.99493
46	1.29610	106	1.81784	166	2.54962	226	3.57598	286	5.01549	346	7.03448
47	1.30343	107	1.82812	167	2.56404	227	3.59619	287	5.04385	347	7.07426
48	1.31080	108	1.83846	168	2.57853	228	3.61653	288	5.07237	348	7.11426
49	1.31821	109	1.84885	169	2.59311	229	3.63698	289	5.10105	349	7.15448
50	1.32566	110	1.85931	170	2.60778	230	3.65754	290	5.12989	350	7.19493
51	1.33316	111	1.86982	171	2.62252	231	3.67822	291	5.15889	351	7.23562
52	1.34069	112	1.88039	172	2.63735	232	3.69902	292	5.18806	352	7.27653
53	1.34827	113	1.89102	173	2.65226	233	3.71993	293	5.21740	353	7.31767
54	1.35590	114	1.90172	174	2.66726	234	3.74097	294	5.24690	354	7.35904
55	1.36356	115	1.91247	175	2.68234	235	3.76212	295	5.27656	355	7.40065
56	1.37127	116	1.92328	176	2.69750	236	3.78339	296	5.30640	356	7.44250
57	1.37903	117	1.93416	177	2.71276	237	3.80478	297	5.33640	357	7.48458
58	1.38682	118	1.94509	178	2.72809	238	3.82629	298	5.36657	358	7.52690
59	1.39467	119	1.95609	179	2.74352	239	3.84793	299	5.39692	359	7.56946